News Release

FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS RESULTS FOR THIRD FISCAL QUARTER

--	Third Quarter Net Income of $74.8 million, or $0.83 per Diluted Share

•	Includes Restructuring Charges of $21.2 Million, or $0.17 per Diluted Share
-- Adjusted Net Income of $93.2 Million, or $1.03 per Diluted Share
-- Assets Under Management of $803.5 Billion
-- Long-Term Net Outflows of $1.6 Billion

Baltimore, Maryland - January 29, 2020 - Legg Mason, Inc. (NYSE: LM) today reported its operating results for the third fiscal quarter ended December 31, 2019.

	Quarters Ended			Nine Months Ended
Financial Results	Dec	Sept	Dec	Dec	Dec
(Amounts in millions, except per share amounts)	2019	2019	2018	2019	2018
Operating Revenues	$753.9	$743.3	$704.3	$2,202.5	$2,210.7
Operating Expenses	623.9	618.3	940.7	1,863.6	2,185.7
Operating Income (Loss)	130.0	125.0	(236.4)	338.9	25.0
Net Income (Loss)[1]	74.8	67.1	(216.9)	187.2	(78.0)
Net Income (Loss) Per Share - Diluted[1]	0.83	0.74	(2.55)	2.08	(0.95)

Adjusted Net Income[2]	$93.2	$85.6	$76.3	$245.8	$228.8
Adjusted Earnings Per Share - Diluted[2]	1.03	0.95	0.86	2.74	2.59

(1) Net Income Attributable to Legg Mason, Inc.
(2) See "Use of Supplemental Non-GAAP Financial Information".

Joseph A. Sullivan, Chairman and CEO of Legg Mason said, “Legg Mason delivered strong operating results in the quarter, driven by increased operating earnings aided by higher performance fees and continued expense discipline. Diversification remains a key differentiating factor for us, as inflows in alternatives and fixed income strategies partially offset equity outflows that were impacted by a large subadvisory redemption.  We continue to deliver on the strategic restructuring plan we laid out last spring, with over 80% of our projected annual run rate savings target realized as of this quarter-end driving margin expansion.

“As we begin a new decade, we believe investments in innovation and in expanding our alternatives product offering across retail channels position us to better serve our clients' needs.  We continue to leverage our distribution capabilities to enhance growth, as reinforced by strong gross sales across a variety of strategies and continue to review incremental opportunities to drive growth and long-term shareholder value.”

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Assets Under Management of $803.5 Billion

Assets Under Management were $803.5 billion at December 31, 2019 compared with $781.8 billion at September 30, 2019, with the change resulting from $20.9 billion in positive market performance, and positive foreign exchange of $3.0 billion, partially offset by $1.6 billion in long-term outflows and $0.6 billion in realizations.

	Quarter Ended December 31, 2019
Assets Under Management ($ in billions)	AUM	Flows		Operating Revenue Yield [1]
Equity	$214.0	$(4.8)		56 bps
Fixed Income	451.8	1.7		26 bps
Alternative	74.3	1.5	[2]	58 bps
Long-Term Assets	740.1	(1.6)
Liquidity	63.4	0.0		14 bps
Total	$803.5	$(1.6)		36 bps

(1) Operating revenue yield equals total operating revenues less performance fees divided by average AUM
(2) Excludes realizations of $0.6 billion

At December 31, 2019, fixed income represented 56% of AUM, while equity represented 27%, alternative represented 9% and liquidity represented 8%.

By geography, 71% of AUM was from clients domiciled in the United States and 29% from non-US domiciled clients.

Average AUM during the quarter was $791.7 billion compared to $779.8 billion in the prior quarter and $739.3 billion in the third quarter of fiscal year 2019. Average long-term AUM was $729.7 billion compared to $716.6 billion in the prior quarter and $672.4 billion in the third quarter of fiscal year 2019.

Quarterly Performance

	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[3]	78%	79%	83%	84%

% of Long-Term U.S. Fund Assets Beating Lipper Category Average	62%	65%	76%	68%

(3) See “Supplemental Data Regarding Quarterly Performance.”

Of Legg Mason’s long-term U.S. mutual fund assets, 65% were in funds rated 4 or 5 stars by Morningstar.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Operating Results - Comparison to the Second Quarter of Fiscal Year 2020

Adjusted net income was $93.2 million, or $1.03 per diluted share, compared to adjusted net income of $85.6 million, or $0.95 per diluted share. The increase in adjusted earnings was driven by higher investment advisory fees reflecting higher average AUM as well a $15.7 million increase in non-pass through performance fees. In addition, the increase in adjusted net income reflected savings from the strategic restructuring.

Net income was $74.8 million, or $0.83 per diluted share, compared to net income of $67.1 million, or $0.74 per diluted share, in the second quarter of fiscal year 2020. The change was impacted by the items described below.

Operating revenues of $753.9 million were up 1% from $743.3 million in the prior quarter reflecting:

•	An increase in separate account and fund advisory fee revenues of $5.4 million, or 1%, reflecting higher average AUM.

•	In addition, non-pass through performance fees increased by $15.7 million, partially offset by an $11.2 million decrease in pass through performance fees.

Operating expenses of $623.9 million increased 1% from $618.3 million in the prior quarter, reflecting:

•
Lower compensation of $2.7 million driven by an $11.2 million decrease in pass through performance fees and a $4.2 million decrease in strategic restructuring costs and a $3.6 million increase in strategic restructuring savings. These were partially offset by a higher gain in the market value of deferred compensation and seed investments of $12.0 million, with an offset in non-operating income, as compared to a gain of $2.9 million in the prior quarter as well as increased compensation and benefits related to the increase in non-pass through performance fees and higher advisory fees.

•	An increase in communications and technology expenses of $3.1 million reflecting higher consulting costs.

•	An increase in occupancy expenses of $5.7 million which included $5.9 million in restructuring costs.

•
The $21.2 million of restructuring costs this quarter included $18.5 million of strategic restructuring costs related to the implementation of our cost savings initiative and $2.4 million of professional fees for other corporate matters.

Non-operating expense was $5.3 million, as compared to $19.7 million in the prior quarter reflecting:

•	Gains on corporate investments, not offset in compensation, were $6.2 million compared with losses of $2.9 million in the prior quarter.

•	Gains on funded deferred compensation and seed investments, as described above.

•
A $0.6 million gain associated with the consolidation of sponsored investment vehicles compared to a $5.0 million gain in the prior quarter. The consolidation of sponsored investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

Operating margin was 17.2% compared to 16.8% in the prior quarter. Adjusted operating margin1, was 26.5%, as compared to 25.0% in the prior quarter.

Net income attributable to noncontrolling interests, excluding consolidated investment vehicles, was $14.4 million compared to $8.7 million in the prior quarter, principally related to Clarion, EnTrust Global and Royce.
(1) See "Use of Supplemental Non-GAAP Financial Information."

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Comparison to the Third Quarter of Fiscal Year 2019

Adjusted net income was $93.2 million, or $1.03 per diluted share, compared to adjusted net income of $76.3 million, or $0.86 per diluted share, in the prior year quarter. The increase was driven by higher operating revenues reflecting an increase in investment advisory fees and non-pass through performance fees, as well as the impact of savings from the strategic restructuring.

Net income was $74.8 million, or $0.83 per diluted share, compared to a net loss of $216.9 million, or $2.55 per diluted share, in the third quarter of fiscal year 2019. In addition to the items noted below, the change was driven by non-cash intangible asset impairment charges of $365.2 million, or $3.17 per diluted share in the prior year quarter.

Operating revenues of $753.9 million were up 7% compared with $704.3 million in the prior year quarter reflecting:

•	An increase in advisory fee revenues of $27.8 million reflecting higher average long-term AUM.

•	In addition, performance fees increased $26.8 million, including an increase of $23.5 million in non-pass through performance fees.

Operating expenses of $623.9 million were down 34% compared with $940.7 million in the prior year quarter but excluding the non-cash impairment charges, expenses were up 8%, reflecting:

•
Compensation and benefits increased by 18%, primarily due to higher affiliate compensation on increased operating revenues as well as higher corporate compensation including increased sales commissions. In addition, there was a $12.0 million gain in the market value of deferred compensation and benefits with an offset in non-operating income, compared with a loss of $10.8 million in the prior year quarter. These more than offset decreased compensation and benefits resulting from the strategic restructuring.

•	Occupancy expenses increased by $8.4 million primarily due to strategic restructuring costs of $5.9 million.

•	Other expenses decreased by $14.1 million primarily due to strategic restructuring savings of $7.4 million and lower advertising and professional fees.

Non-operating expense was $5.3 million, compared to $30.3 million in the prior year quarter reflecting:

•	Gains on corporate investments, not offset in compensation, were $6.2 million compared with losses of $4.9 million in the prior year quarter.

•	Gains on funded deferred compensation and seed investments as described above.

•
A $0.6 million gain associated with the consolidation of sponsored investment vehicles, as compared to a gain of $2.6 million in the prior year quarter. The consolidation of sponsored investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

Operating margin was 17.2% as compared to (33.6)% in the prior year quarter, reflecting the impact of the non-cash impairment charges. Adjusted operating margin was 26.5%, as compared to 22.1% in the prior year quarter.

Net income attributable to noncontrolling interests, excluding consolidated investment vehicles, was $14.4 million, compared to $9.0 million in the prior year quarter, principally related to Clarion, EnTrust Global and Royce.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Quarterly Business Developments and Recent Announcements

•	Brandywine Global, ClearBridge Investments and Western Asset were recognized by Pensions & Investments (P&I) in their Best Places to Work in Investment Management survey for 2019.

•	Western Asset Management’s mutual funds in Hong Kong, Singapore and Taiwan, were winners of the 2019 BENCHMARK Quantitative Top Fund of the Year Awards.

•
During the quarter ended December 31, 2019, Virtus Investment Partners, Inc., Fred Alger Management, LLC and IndexIQ, a New York Life Investments Company, each entered into agreement to license Precidian Investments LLC ActiveShares® structure, bringing the total number of licensees to 14.

Balance Sheet

At December 31, 2019, Legg Mason’s cash position was $823.7 million.  Total debt was $2.0 billion, and stockholders' equity was $3.8 billion.  The ratio of total debt to total capital was 34%, compared to 35% in the prior quarter.   Seed investments totaled $220.1 million.

Conference Call to Discuss Results
A conference call to discuss the Company's results, hosted by Joseph A. Sullivan, will be held at 5:00 p.m. ET today. The call will be open to the general public. Interested participants should access the call by dialing 1-800-771-6916 (or for international calls 1-212-271-4657), at least 10 minutes prior to the scheduled start to ensure connection. A live, listen-only webcast will also be available via the Investor Relations section of www.leggmason.com.
The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website shortly after the release of the financial results.
A replay of the live broadcast will be available on the Legg Mason website, www.leggmason.com, in the Investor Relations section, or by dialing 1-800-633-8284 (or for international calls 1-402-977-9140), enter pass code 21951025# when prompted. Please note that the replay will be available beginning at 8:00 p.m. ET on Wednesday, January 29, 2020, and ending at 11:59 p.m. ET on Wednesday, February 12, 2020.

About Legg Mason

Guided by a mission of Investing to Improve Lives,TM  Legg Mason helps investors globally achieve better financial outcomes by expanding choice across investment strategies, vehicles and investor access through independent investment managers with diverse expertise in equity, fixed income, alternative and liquidity investments.  Legg Mason’s assets under management are $803.5 billion as of December 31, 2019.  To learn more, visit our web site, our newsroom, or follow us on LinkedIn, Twitter, or Facebook.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual report on Form 10-K for the fiscal year ended March 31, 2019 and, in the Company’s, quarterly reports on Form 10-Q.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Supplemental Data Regarding Quarterly Performance

Strategy Performance
For purposes of investment performance comparisons, strategies are an aggregation of discretionary portfolios (separate accounts, investment funds, and other products) into a single group that represents a particular investment objective. In the case of separate accounts, the investment performance of the account is based upon the performance of the strategy to which the account has been assigned. Each of our asset managers has its own specific guidelines for including portfolios in their strategies. For those managers which manage both separate accounts and investment funds in the same strategy, the performance comparison for all of the assets is based upon the performance of the separate account.

Approximately 87% of total AUM is included in strategy AUM as of December 31, 2019, although not all strategies have three-, five-, and ten-year histories. Total strategy AUM includes liquidity assets. Certain assets are not included in reported performance comparisons. These include: accounts that are not managed in accordance with the guidelines outlined above; accounts in strategies not marketed to potential clients; accounts that have not yet been assigned to a strategy; and certain smaller products at some of our affiliates.

Past performance is not indicative of future results.  For AUM included in institutional and retail separate accounts and investment funds managed in the same strategy as separate accounts, performance comparisons are based on gross-of-fee performance. For investment funds which are not managed in a separate account format, performance comparisons are based on net-of-fee performance. Funds-of-hedge funds generally do not have specified benchmarks. For purposes of this comparison, performance of those products is net of fees, and is compared to the relevant HFRX index. These performance comparisons do not reflect the actual performance of any specific separate account or investment fund; individual separate account and investment fund performance may differ. The information in this presentation is provided solely for use regarding this presentation and is not directed toward existing or potential clients of Legg Mason.

At December 31, 2019:	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[1]

Fixed Income	97%	99%	94%	98%
Equity	61%	56%	60%	50%
Alternatives	99%	95%	98%	99%

(1) Effective July 1, 2019, comparative benchmarks for certain strategies were added to measure relative performance where a stated benchmark was not previously provided

Long-term US Fund Assets Beating Lipper Category Average
Long-term US fund assets include open-end, closed end, and variable annuity funds. These performance comparisons do not reflect the actual performance of any specific fund; individual fund performance may differ. Past performance is not a guarantee of future results. Source: Lipper Inc.

At December 31, 2019:	1-Year	3-Year	5-Year	10-Year
% of Long-Term U.S. Fund Assets Beating Lipper Category Average

Fixed Income	78%	80%	79%	84%
Equity	45%	49%	72%	49%
Alternatives (performance relates to only 3 funds)	0%	100%	n/a	n/a

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			Nine Months Ended
	December	September	December	December	December
	2019	2019	2018	2019	2018
Operating Revenues:
Investment advisory fees:
Separate accounts	$266,609	$264,438	$256,657	$791,488	$778,119
Funds	378,995	375,765	361,173	1,121,572	1,128,660
Performance fees	39,407	34,869	12,619	81,137	68,529
Distribution and service fees	67,634	67,064	72,185	204,635	230,449
Other	1,269	1,128	1,688	3,706	4,897
Total operating revenues	753,914	743,264	704,322	2,202,538	2,210,654

Operating Expenses:
Compensation and benefits	375,033	377,727	316,876	1,132,588	1,043,329
Distribution and servicing	104,363	105,099	108,842	313,368	339,959
Communications and technology	57,101	53,953	56,664	166,328	170,893
Occupancy	32,490	26,809	24,077	84,923	76,333
Amortization of intangible assets	6,004	5,442	6,089	16,903	18,371
Impairment of intangible assets	—	—	365,200	—	365,200
Contingent consideration fair value adjustments	—	—	—	(1,165)	571
Other	48,929	49,257	63,001	150,687	171,021
Total operating expenses	623,920	618,287	940,749	1,863,632	2,185,677

Operating Income (Loss)	129,994	124,977	(236,427)	338,906	24,977

Non-Operating Income (Expense):
Interest income	2,882	2,652	3,126	9,539	7,992
Interest expense	(27,032)	(27,331)	(28,770)	(82,846)	(88,547)
Other income (expense), net	18,009	458	(7,042)	29,066	6,837
Non-operating income (expense) of
consolidated investment vehicles, net	814	4,529	2,369	14,904	1,954
Total non-operating income (expense)	(5,327)	(19,692)	(30,317)	(29,337)	(71,764)

Income (Loss) Before Income Tax Provision	124,667	105,285	(266,744)	309,569	(46,787)

Income tax provision (benefit)	33,664	28,754	(60,354)	80,466	165

Net Income (Loss)	91,003	76,531	(206,390)	229,103	(46,952)
Less: Net income attributable
to noncontrolling interests	16,228	9,448	10,498	41,895	31,043

Net Income (Loss) Attributable to Legg Mason, Inc.	$74,775	$67,083	$(216,888)	$187,208	$(77,995)

				(Continued)

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS), CONTINUED
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			Nine Months Ended
	December	September	December	December	December
	2019	2019	2018	2019	2018

Net Income (Loss) Attributable to Legg Mason, Inc.	$74,775	$67,083	$(216,888)	$187,208	$(77,995)

Less: Earnings (distributed and undistributed)
allocated to participating securities (1)	2,428	2,213	1,049	6,138	3,190

Net Income (Loss) (Distributed and Undistributed)
Allocated to Shareholders (Excluding
Participating Securities)	$72,347	$64,870	$(217,937)	$181,070	$(81,185)

Net Income (Loss) per Share Attributable to
Legg Mason, Inc. Shareholders:
Basic	$0.83	$0.75	$(2.55)	$2.09	$(0.95)

Diluted	$0.83	$0.74	$(2.55)	$2.08	$(0.95)

Weighted-Average Number of Shares
Outstanding(2):
Basic	86,878	86,813	85,537	86,666	85,381
Diluted	87,165	87,127	85,537	86,932	85,381

(1)
Participating securities excluded from weighted-average number of shares outstanding were 2,935, 2,973, and 3,104 for the quarters ended December 2019, September 2019, and December 2018, respectively, and 2,919 and 3,104 for the nine months ended December 2019 and December 2018, respectively.

(2)	Diluted shares are the same as basic shares for periods with a loss.

	Quarters Ended			Nine Months Ended
	December	September		December
Strategic Restructuring effective January 1, 2019	2019	2019		2019
Strategic restructuring cost savings:
Compensation	$11,139	$7,523		$21,512
Occupancy	78	175		493
Other	9,268	7,760		23,922
Total strategic restructuring cost savings	$20,485	$15,458		$45,927

Strategic restructuring costs:
Compensation and benefits	$10,192	$14,422		$53,308
Occupancy	5,930	—		5,930
Other	2,352	1,503		8,059
Total strategic restructuring costs	$18,474	$15,925		$67,297

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC. TO ADJUSTED NET INCOME AND
RECONCILIATION OF NET INCOME PER DILUTED SHARE ATTRIBUTABLE TO LEGG MASON, INC. SHAREHOLDERS TO
ADJUSTED EARNINGS PER DILUTED SHARE(1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			Nine Months Ended
	December	September	December	December	December
	2019	2019	2018	2019	2018

Net Income (Loss) Attributable to Legg Mason, Inc.	$74,775	$67,083	$(216,888)	$187,208	$(77,995)

Plus (less):

Restructuring costs:
Strategic restructuring and other corporate initiatives	20,920	19,666	5,881	73,484	14,303
Affiliate charges	237	237	—	1,677	—
Amortization of intangible assets	6,004	5,442	6,089	16,903	18,371
Gains and losses on seed and other investments
not offset by compensation or hedges	(4,827)	(51)	(4,314)	(11,289)	(12,014)
Acquisition and transition-related costs	—	—	—	—	1,468
Impairments of intangible assets	—	—	365,200	—	365,200
Contingent consideration fair value adjustments	—	—	—	(1,165)	571
Charges related to significant regulatory matters	—	—	—	—	4,151
Income tax adjustments:(2)
Impacts of non-GAAP adjustments	(6,030)	(6,954)	(94,568)	(21,619)	(98,331)
Other tax items	2,100	220	14,856	620	13,095

Adjusted Net Income	$93,179	$85,643	$76,256	$245,819	$228,819

Net Income (Loss) Per Diluted Share Attributable to
Legg Mason, Inc. Shareholders	$0.83	$0.74	$(2.55)	$2.08	$(0.95)

Plus (less), net of tax impacts:

Restructuring costs:
Strategic restructuring and other corporate initiatives	0.17	0.16	0.05	0.60	0.12
Affiliate charges	—	—	—	0.01	—
Amortization of intangible assets	0.05	0.05	0.05	0.14	0.15
Gains and losses on seed and other investments
not offset by compensation or hedges	(0.04)	—	(0.04)	(0.09)	(0.10)
Acquisition and transition-related costs	—	—	—	—	0.01
Impairments of intangible assets	—	—	3.17	—	3.15
Contingent consideration fair value adjustments	—	—	—	(0.01)	—
Charges related to significant regulatory matters	—	—	—	—	0.05
Other tax items	0.02	—	0.18	0.01	0.16

Adjusted Earnings per Diluted Share	$1.03	$0.95	$0.86	$2.74	$2.59

(1) See explanations for "Use of Supplemental Non-GAAP Financial Information."
(2) The non-GAAP effective tax rates for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018
were 25.9%, 27.3%, and 18.5% respectively, and for the nine months ended December 31, 2019 and 2018 were
26.7% and 24.8%, respectively.

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF GAAP BASIS OPERATING MARGIN TO ADJUSTED OPERATING MARGIN (1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			Nine Months Ended

	December	September	December	December	December
	2019	2019	2018	2019	2018

Operating Revenues, GAAP basis	$753,914	$743,264	$704,322	$2,202,538	$2,210,654

Plus (less):
Pass through performance fees	(10,733)	(21,914)	(7,436)	(33,677)	(44,062)
Operating revenues eliminated upon
consolidation of investment vehicles	69	156	155	350	461
Distribution and servicing expense excluding
consolidated investment vehicles	(104,349)	(104,199)	(108,771)	(312,435)	(339,845)

Adjusted Operating Revenues	$638,901	$617,307	$588,270	$1,856,776	$1,827,208

Operating Income (Loss), GAAP basis	$129,994	$124,977	$(236,427)	$338,906	$24,977

Plus (less):
Restructuring costs:
Strategic restructuring and other corporate initiatives	20,920	19,666	5,881	73,484	14,303
Affiliate charges	237	237	—	1,677	—
Amortization of intangible assets	6,004	5,442	6,089	16,903	18,371
Gains (losses) on deferred compensation
and seed investments, net	12,022	2,910	(10,826)	21,946	(5,590)
Acquisition and transition-related costs	—	—	—	—	1,468
Impairment of intangible assets	—	—	365,200	—	365,200
Contingent consideration fair value adjustments	—	—	—	(1,165)	571
Charges related to significant regulatory matters	—	—	—	—	4,151
Operating income (loss) of consolidated investment
vehicles, net	172	1,298	343	1,729	1,331

Adjusted Operating Income	$169,349	$154,530	$130,260	$453,480	$424,782

Operating Margin, GAAP basis	17.2%	16.8%	(33.6)%	15.4%	1.1%
Adjusted Operating Margin	26.5	25.0	22.1	24.4	23.2

(1) See explanations for "Use of Supplemental Non-GAAP Financial Information."

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES
TO ADJUSTED EBITDA (1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			Nine Months Ended

	December	September	December	December	December
	2019	2019	2018	2019	2018

Cash provided by operating activities, GAAP basis	$335,358	$229,303	$256,591	$377,084	$443,989

Plus (less):
Interest expense, net of accretion and amortization
of debt discounts and premiums	26,676	26,874	28,259	81,925	86,956
Current tax expense (benefit)	6,137	6,927	(1,218)	8,818	17,635
Net change in assets and liabilities	(153,838)	(111,207)	(170,384)	38,032	(24,794)
Net change in assets and liabilities
of consolidated investment vehicles	(45,539)	8,061	60,158	(50,490)	(9,966)
Net income attributable to noncontrolling interests	(16,228)	(9,448)	(10,498)	(41,895)	(31,043)
Net gains (losses) and earnings on investments	662	2,329	21,367	9,739	36,495
Net gains (losses) on consolidated investment vehicles	814	4,529	2,369	14,904	1,954
Other	(193)	(101)	(68)	(637)	(289)

Adjusted EBITDA	$153,849	$157,267	$186,576	$437,480	$520,937

(1)	See explanations for "Use of Supplemental Non-GAAP Financial Information."

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)
Assets Under Management
	Quarters Ended
By asset class:	December 2019	September 2019	June 2019	March 2019	December 2018
Equity	$214.0	$203.3	$205.6	$202.0	$181.0
Fixed Income	451.8	442.7	438.0	419.6	406.6
Alternative	74.3	72.6	70.1	68.6	66.3
Long-Term Assets	740.1	718.6	713.7	690.2	653.9
Liquidity	63.4	63.2	66.5	67.8	73.3
Total	$803.5	$781.8	$780.2	$758.0	$727.2

	Quarters Ended					Nine Months Ended
By asset class (average):	December 2019	September 2019	June 2019	March 2019	December 2018	December 2019	December 2018
Equity	$209.3	$204.2	$202.7	$195.4	$198.2	$205.6	$204.1
Fixed Income	447.3	440.9	427.0	413.7	407.4	438.0	411.9
Alternative	73.1	71.5	69.3	67.0	66.8	71.3	66.3
Long-Term Assets	729.7	716.6	699.0	676.1	672.4	714.9	682.3
Liquidity	62.0	63.2	66.9	72.6	66.9	63.9	63.3
Total	$791.7	$779.8	$765.9	$748.7	$739.3	$778.8	$745.6

Component Changes in Assets Under Management
	Quarters Ended					Nine Months Ended
	December 2019	September 2019	June 2019	March 2019	December 2018	December 2019	December 2018
Beginning of period	$781.8	$780.2	$758.0	$727.2	$755.4	$758.0	$754.1
Net client cash flows:
Equity	(4.8)	(2.1)	(3.6)	(1.0)	(3.3)	(10.5)	(6.6)
Fixed Income	1.7	(0.5)	3.9	0.1	(5.1)	5.1	(4.3)
Alternative	1.5	2.4	0.8	0.9	(0.1)	4.7	0.6
Long-Term flows	(1.6)	(0.2)	1.1	—	(8.5)	(0.7)	(10.3)
Liquidity	—	(3.5)	(1.6)	(8.1)	10.5	(5.1)	10.4
Total net client cash flows	(1.6)	(3.7)	(0.5)	(8.1)	2.0	(5.8)	0.1
Realizations(1)	(0.6)	(0.2)	(0.4)	(0.3)	(0.2)	(1.2)	(0.7)
Market performance and other	20.9	8.7	21.9	39.1	(30.0)	51.4	(17.8)
Impact of foreign exchange	3.0	(3.2)	0.6	0.1	—	0.5	(8.5)
Acquisition	—	—	0.6	—	—	0.6	—
End of period	$803.5	$781.8	$780.2	$758.0	$727.2	$803.5	$727.2

(1) Realizations represent investment manager-driven distributions primarily related to the sale of assets. Realizations are specific to our alternative managers and do not include client-driven distributions (e.g. client requested redemptions, liquidations or asset transfers).

(2) Due to effects of rounding, the sum of the quarterly results may differ immaterially from the year-to-date results.

News Release

Use of Supplemental Non-GAAP Financial Information
As supplemental information, we are providing performance measures for "Adjusted Net Income”, "Adjusted Earnings per Diluted Share" (“Adjusted EPS”), and “Adjusted Operating Margin”, along with a liquidity measure for "Adjusted EBITDA", each of which are based on methodologies other than generally accepted accounting principles ("non-GAAP"). Effective with the quarter ended June 30, 2019, we began disclosing Adjusted Operating Margin, which revises our prior disclosure of Operating Margin, as Adjusted to include adjustments for restructuring costs and acquisition expenses and transition-related costs for integration activities, each of which is further described below.
Our management uses the performance measures as benchmarks to evaluate and compare our period-to-period operating performance. We believe that these performance measures provide useful information about the operating results of our core asset management business and facilitate comparison of our results to other asset management firms and period-to-period results. We are also providing a non-GAAP liquidity measure for Adjusted EBITDA, which our management uses as a benchmark in evaluating and comparing our period-to-period liquidity. We believe that this measure is useful to investors as it provides additional information with regard to our ability to meet working capital requirements, service our debt, and return capital to our stockholders.
Adjusted Net Income and Adjusted Earnings per Diluted Share
Adjusted Net Income and Adjusted EPS only include adjustments for certain items that relate to operating performance, and therefore, are most readily reconcilable to Net Income (Loss) Attributable to Legg Mason, Inc. and Net Income (Loss) per Diluted Share Attributable to Legg Mason, Inc. Shareholders, determined under generally accepted accounting principles ("GAAP"), respectively.
We define Adjusted Net Income as Net Income (Loss) Attributable to Legg Mason, Inc. adjusted to exclude the following:

•	Restructuring costs, including:

◦	Corporate charges related to the ongoing strategic restructuring and other cost saving and business initiatives, including severance, lease and other costs; and

◦	Affiliate charges, including affiliate restructuring and severance costs, and certain one-time charges arising from the issuance of management equity plan awards

•	Amortization of intangible assets

•	Gains and losses on seed and other investments that are not offset by compensation or hedges

•
Acquisition expenses and transition-related costs for integration activities, including certain related professional fees and costs associated with the transition and acquisition of acquired businesses

•	Impairments of intangible assets

•	Contingent consideration fair value adjustments

•	Charges (credits) related to significant litigation or regulatory matters

•	Income tax expense (benefit) adjustments to provide an effective non-GAAP tax rate commensurate with our expected annual pre-tax Adjusted Net Income, including:

◦	The impact on income tax expense (benefit) of the above non-GAAP adjustments; and

◦
Other tax items, including deferred tax asset and liability adjustments associated with statutory rate changes, the impact of other aspects of recent U.S. tax reform, and shortfalls (and windfalls) associated with stock-based compensation

Adjustments for restructuring costs, gains and losses on seed and other investments that are not offset by compensation or hedges, and the income tax expense (benefit) items described above are included in the calculation because these items are not reflective of our core asset management business of providing investment management and related products and services. We adjust for acquisition-related items, including amortization of intangible assets, impairments of intangible assets, and contingent consideration fair value adjustments, to make it easier to identify trends affecting our underlying business that are not related to acquisitions to facilitate comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. We adjust for charges (credits) related to significant litigation or regulatory matters, net of any insurance proceeds and revenue share adjustments, because these matters do not reflect the underlying operations and performance of our business.
In calculating Adjusted EPS, we adjust Net Income (Loss) per Diluted Share Attributable to Legg Mason, Inc. Shareholders determined under GAAP for the per share impact of each adjustment (net of taxes) included in the calculation of Adjusted Net Income.

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These measures are provided in addition to Net Income (Loss) Attributable to Legg Mason, Inc., and Net Income (Loss) per Diluted Share Attributable to Legg Mason, Inc. Shareholders, and are not substitutes for these measures. These non-GAAP measures should not be considered in isolation and may not be comparable to non-GAAP performance measures, including measures of adjusted earnings or adjusted income, and adjusted earnings per share, of other companies, respectively. Further, Adjusted Net Income and Adjusted EPS are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.
Adjusted Operating Margin
We calculate Adjusted Operating Margin, by dividing “Adjusted Operating Income”, by “Adjusted Operating Revenues”, each of which are further discussed below. These measures only include adjustments for certain items that relate to operating performance, and therefore, are most readily reconcilable to Operating Margin, Operating Income and Total Operating Revenues determined under GAAP, respectively.
We define Adjusted Operating Revenues as Operating Revenues, adjusted to:

•	Include:

◦	Net investment advisory fees eliminated upon consolidation of investment vehicles

•	Exclude:

◦	Distribution and servicing expenses, which we use to approximate our distribution revenues that are passed through to third parties as a direct cost of selling our products

◦	Performance fees that are passed through as compensation expense or net income (loss) attributable to noncontrolling interests

We define Adjusted Operating Income, as Operating Income, adjusted to exclude the following:

•	Restructuring costs, including:

◦	Corporate charges related to the ongoing strategic restructuring and other cost saving and business initiatives, including severance, lease and other costs; and

◦	Affiliate charges, including affiliate restructuring and severance costs, and certain one-time charges arising from the issuance of management equity plan awards

•	Amortization of intangible assets

•	The impact on compensation expense of:

◦	Gains and losses on investments made to fund deferred compensation plans

◦	Gains and losses on seed capital investments by our affiliates under revenue sharing arrangements

•
Acquisition expenses and transition-related costs for integration activities, including certain related professional fees and costs associated with the transition and acquisition of acquired businesses

•	Impairments of intangible assets

•	Contingent consideration fair value adjustments

•	Charges (credits) related to significant regulatory matters

•	Income (loss) of consolidated investment vehicles

In calculating Adjusted Operating Income, we adjust for restructuring costs because these items are not reflective of our core asset management business of providing investment management and related products and services. We adjust for the impact on compensation expense of gains and losses on investments made to fund deferred compensation plans and on seed capital investments by our affiliates under revenue sharing arrangements because they are offset by an equal amount in Non-operating income (expense), net, and thus have no impact on Net Income Attributable to Legg Mason, Inc. We adjust for acquisition-related items, including amortization of intangible assets, impairments of intangible assets, and contingent consideration fair value adjustments, to make it easier to identify trends affecting our underlying business that are not related to acquisitions to facilitate comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. We adjust for charges (credits) related to significant litigation or regulatory matters, net of any insurance proceeds and revenue share adjustments, because these matters do not reflect the underlying operations and performance of our business. We adjust for income (loss) of consolidated investment vehicles because the consolidation of these investment vehicles does not have an impact on Net Income (Loss) Attributable to Legg Mason, Inc.
These measures are provided in addition to and are not substitutes for our Operating Margin, Operating Revenues, and Operating Income calculated under GAAP. These non-GAAP measures should not be considered in isolation and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, adjusted

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operating revenues, and adjusted operating income, of other companies. Further, Adjusted Operating Margin, Adjusted Operating Revenues and Adjusted Operating Income are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as cash provided by (used in) operating activities plus (minus):

•	Interest expense, net of accretion and amortization of debt discounts and premiums

•	Current income tax expense (benefit)

•	Net change in assets and liabilities, which aligns with the Consolidated Statements of Cash Flows

•	Net (income) loss attributable to noncontrolling interests

•	Net gains (losses) and earnings on investments

•	Net gains (losses) on consolidated investment vehicles

•	Other

Adjusted EBITDA is not reduced by equity-based compensation expense, including management equity plan non-cash issuance-related charges. Most management equity plan units may be put to or called by Legg Mason for cash payment, although their terms do not require this to occur.
This liquidity measure is provided in addition to Cash provided by operating activities and may not be comparable to non-GAAP performance measures or liquidity measures of other companies, including their measures of EBITDA or Adjusted EBITDA. Further, this measure is not to be confused with Net Income, Cash provided by operating activities, or other measures of earnings or cash flows under GAAP, and is provided as a supplement to, and not in replacement of, GAAP measures.

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